UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2018

OCEAN THERMAL ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	033-19411-C (Commission File Number)	20-5081381 (I.R.S. Employer Identification No.)

800 South Queen Street, Lancaster, PA  17603

(Address of principal executive offices, Zip Code)

(717) 299-1344

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 16, 2018, Ocean Thermal Energy Corporation, a Nevada corporation (the “Company”), entered into a securities purchase agreement (the “Securities Purchase Agreement”) with an accredited investor (the “Investor”) pursuant to which the Company issued and sold a senior secured promissory note to the Investor in the aggregate principal amount of up to $565,555.00 (the “Note”), which is convertible into shares of common stock of the Company, subject to the terms, conditions and limitations set forth in the Note.

The Note accrues interest at a rate of 8% per annum. The aggregate principal amount of up to $565,555.00 consists of a prorated original issuance discount of up to $55,555.00 and a $10,000 credit to Investor for transactional expenses with net consideration to the Company of up to $500,000 which will be funded in tranches. The maturity date of each tranche funded shall be six (6) months from the effective date of each payment and is the date upon which the principal sum, as well as any accrued and unpaid interest and other fees for each tranche, shall be due and payable. The Investor shall have the right at any time to convert all or any part of the funded portion of the Note into fully paid and non-assessable shares of common stock of the Company at the Conversion Price, which is equal to $0.50 per share (the “Fixed Conversion Price”), provided, however, that at any time on or after the occurrence of any Event of Default (as defined therein) under the Note, the Conversion Price shall mean the lesser of the (i) Fixed Conversion Price and (ii) 65% multiplied by the lowest VWAP of the common stock during the twenty (20) Trading Day (as defined therein) period ending, in Investor’s sole discretion on each conversion, on either (i) the last complete Trading Day prior to the conversion date (each a “Conversion Date”) or (ii) the Conversion Date (subject to adjustment as provided in the Note).

The Company’s obligations under the Note are secured by a security agreement (the “Security Agreement”) whereby the Company granted a senior secured interest to the Investor in and to all of the Company’s right, title, and interest in, to, and under all of the Company’s collateral set forth in the Security Agreement.

In connection with the issuance of the Note and funding of the initial tranche of $121,111.00 on the Note, the Company also issued a common stock purchase warrant to the Investor to purchase up to 242,222 shares of the Company’s common stock pursuant to the terms therein (the “Investor Warrant”) as a commitment fee. At the time that each subsequent tranche under the Note is funded by the Investor in cash, then on such funding date, the warrant shares shall immediately and automatically be increased by the quotient of 50% of the face value of the respective tranche and 110% of the VWAP of the common stock on the Trading Day immediately prior to the funding date of the respective tranche. The Investor Warrant is exercisable for a period of five (5) years from date of issuance. The Investor Warrant includes a cashless net exercise provision whereby the investor can elect to receive shares equal to the value of the Investor Warrant minus the fair market value of shares being surrendered to pay for the exercise.

The Company also issued a common stock purchase warrant (the “Craft Warrant”) to its placement agent Craft Capital Management, LLC to purchase up to 12,000 shares of the Company’s common stock on similar terms as the Investor Warrant. The Craft Warrant, issued pursuant to the Company’s engagement with Craft, represents a broker fee of 8% of the funded proceeds available to the Company in the Note. At the time that each subsequent tranche under the Note is funded by the Investor in cash, then on such funding date, the warrant shares in the Craft Warrant shall immediately and automatically be increased by the quotient of 3% of the face value of the respective tranche and 110% of the VWAP of the common stock on the Trading Day immediately prior to the funding date of the respective tranche.

The foregoing description of the terms of the Securities Purchase Agreement, Note, Security Agreement, Investor Warrant and Craft Warrant does not purport to be complete and is subject to and qualified in its entirety by reference to the agreements and instruments themselves, copies of which are filed as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided above in “Item 1.01 – Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information provided above in “Item 1.01 – Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

The issuance of the Note, Investor Warrant and Craft Warrant and the issuance of the shares of the Company’s common stock upon exercise of the Note, Investor Warrant and Craft Warrant in connection with the above offering is exempt from registration under the Securities Act of 1933, as amended (the “Act”), in reliance on exemptions from the registration requirements of the Act in transactions not involved in a public offering pursuant to Rule 506(b) of Regulation D, as promulgated by the Securities and Exchange Commission under the Act.

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Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

10.1	Securities Purchase Agreement, dated February 16, 2018, by and between the Company and Investor.
10.2	Senior Secured Promissory Note, dated February 16, 2018, by and between the Company and Investor.
10.3	Security Agreement, dated February 16, 2018, by and between the Company and Investor.
10.4	Common Stock Purchase Warrant, dated February 16, 2018, by and between the Company and Investor.
10.5	Common Stock Purchase Warrant, dated February 16, 2018, by and between the Company and Craft Capital Management, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2018

OCEAN THERMAL ENERGY CORPORATION

By: /s/ Jeremy P. Feakins
Chief Executive Officer and
Chief Financial Officer (Principal Executive and Financial Officer)

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